Industri-Matematik International Corp.
                       One Commerce Center
                     12th and Orange Streets
                    Wilmington, Delaware 19801


                                        April 3, 1997
Mr. Stig Durlow
151 Shore Road
Greenwich, Connecticut 06830

Dear Stig:

     On May 1, 1995, you became the Chairman and President (Chief Executive Officer) of Industri-Matematik International Corp. ("IMIC"). On August 22, 1995, you entered into a written employment agreement with Industri-Matematik AB ("IMAB"), IMIC's then principal operating subsidiary, pursuant to which you became, inter alia, IMAB's managing director and group manager. In your capacity as Chief Executive Officer of IMIC and in accordance with the August 20, 1995, Employment Agreement, subject to the authority of the IMIC Board of Directors ("Board"), you have been responsible for the operation and direction of IMIC and all of its worldwide direct and indirect subsidiaries including IMAB. In order to reflect more accurately your position, you and IMIC have agreed that the August 22, 1995, Employment Agreement should be amended and restated effective as of May 1, 1996, as an agreement between you and IMIC with respect to your continued employment. Accordingly, you and IMIC have agreed that:

          l. Position, Duties, and Period of Employment.

             1.l. Position.

                  IMIC hereby continues to employ you, and you agree to accept continued employment, as its Chairman and President (Chief Executive Officer) with responsibility for IMIC and all of its direct and indirect subsidiaries (IMIC and such subsidiaries collectively, "IMIC Group").

             1.2. Duties.

                  During the term of your employment under this Employment Agreement, except for 30 vacation days per year, national and religious holidays , and personal days as each is authorized by and consistent with the practices of IMIC, and absences due to psychological, emotional, or physical reasons, you shall devote your full business time, skill, and energy to the business and affairs of the IMIC Group, and you shall use your best efforts to promote the best interests of the IMIC Group.

             1.3. Place of Employment.

                  You shall perform your duties under this Employment Agreement primarily at the offices of the IMIC Group in Sweden and in the United States, provided that (a) you shall be obligated to travel within these countries and elsewhere to further the business of the IMIC Group and (b) for a period to be mutually agreed by you and IMIC, commencing in January 1997, you will be based and reside in the United States.

             1.4. Period of Employment.

                  Your employment under this Employment Agreement shall continue until terminated in accordance with the provisions of Section 3.

          2. Base Compensation, Incentive Compensation, Executive Employee Benefits, and Expenses.

             2.1. Base Compensation.

                  For each period from May 1 through April 30 ("Fiscal
Year") during the term of this Employment Agreement commencing as at May 1, 1996, IMIC shall pay you compensation ("Base Compensation") determined from time to time by the Board which may not be less than $225,000 per Fiscal Year.

             2.2. Incentive Compensation.

                  For each full Fiscal Year during the term of this Employment Agreement, IMIC shall pay you compensation determined by the Board which may not be less than amounts calculated in accordance with this Section
2.2 based upon IMIC achieving in each Fiscal Year mutually agreed minimum net revenues ("Revenue Component") and mutually agreed minimum net income after taxes ("Income Component") (the compensation so computed, "Incentive Compensation"). The Incentive Compensation for each Fiscal Year shall be the sum of (a) a Revenue Component of $56,250 plus or minus .7934128% of the amount by which IMIC's net revenues from continuing operations exceed, or fall short of, the mutually agreed minimum net revenues for such Fiscal Year and
(b) an Income Component of $56,250 plus or minus 3.8226299% of the amount by which IMIC's net income after taxes from continuing operations exceeds, or falls short of, the mutually agreed minimum net revenues for such Fiscal Year, provided that neither the Revenue Component nor the Income Component may be increased above $112,500 nor reduced below $0. The Incentive Compensation calculated in accordance with the provisions of this Section 2.2 shall be paid to you within 10 days after IMIC's independent certified public accountants issue the IMIC financial statements for the applicable Fiscal Year. For the Fiscal Year ending April 30, 1997, the agreed minimum net revenues from con-tinuing operations are $56,717,000 and the agreed minimum net income after taxes from continuing operations is $5,886,000. In each Fiscal Year after Fiscal Year 1997, the minimum net revenues and minimum net income after taxes shall be agreed mutually by you and IMIC.

             2.3. Executive Employee Benefits.

                  During the Employment Term, IMIC shall provide you with executive employee benefits determined from time to time by the Board including a pension benefit, which executive employee benefits shall be at least as favorable as those provided to other senior executives of IMIC.

             2.4. Expenses.

                  2.4.a. IMIC shall provide you with and pay all costs for an agreed upon automobile at the place in which you reside as well as paying or reimbursing you for all other transportation expenses you incur in connection with the performance of your duties under this Employment Agreement. IMIC shall pay or reimburse you for all other expenses you incur in connection with the performance of your duties under this Employment Agreement.

                  2.4.b. In connection with your residence in the United States referred to in Section 1.3, IMIC will pay or reimburse you for all costs relating to your occupancy of a house comparable to your home in Sweden including, but not limited to, rent, utilities, insurance, maintenance, repairs, and taxes and brokerage costs. In addition, IMIC shall pay or reimburse you for all expenses of round-trip travel from Sweden for you and your wife to look for a house and the cost of transporting you, your family, and your personal belongings to the United States and back to Sweden upon your relocation or termination of employment, irrespective of the reason therefor . Further, IMIC will pay or reimburse you for one round-trip visit to Sweden in each Fiscal Year for you and your family. To the extent any of the payments or reimbursements referred in this Section 2.4.b are subject to United States income tax, IMIC shall pay to you an additional amount as a tax equalization payment so that based on applicable tax rates you will net after taxes the amounts necessary to pay the occupancy costs and other expenses referred to in this Section 2.4.b and you will not incur any out-of-pocket payment.

          3. Termination of Employment.

             3.1. Termination by IMIC Other Than for Cause.

                  3.1.a. Prior to a change of Control Event (as defined in Section 3.1.c), IMIC may terminate your employment under this Employment Agreement without Cause (as defined in Section 3.4.b) upon two years' notice to you. During the period from the date such notice is deemed given to the date of termination, IMIC shall continue to pay to you compensation at a rate equal to the average of the sum of your Base Compensation and Incentive Compensation for the two Fiscal Years ended prior to the date the notice of termination is deemed given (provided that if such notice is given by IMIC in the Fiscal Year ending April 30, 1998, the amount shall be at a rate equal to your Base Compensation and Incentive Compensation for the Fiscal Year ending April 30, 1997) and continue to pay or provide you with your executive employee benefits and expenses, provided that if IMIC releases you from any further obligation to render services pursuant to this Employment Agreement, during the 12 month period prior to the specified date of termination, the compensation, executive employee benefits, and expenses payable by IMIC to you or for you pursuant to this Section 3.1 shall be reduced by the compensation, benefits and expenses payable to you or for you by another employer or by the equivalent value of services you render for your own activity. In the event IMIC sends you a notice of termination, IMIC can remove you from your position as a corporate officer. The payment of compensation and executive employee benefits shall continue irrespective of your death or your incurring a Disability or becoming Disabled (as those terms are defined in Section 3.6.d) as applicable.

                  3.1.b. Subsequent to a change of Control Event (as defined in Section 3.1.c), IMIC may terminate your employment under this Employment Agreement without Cause (as defined in Section 3.4.b) upon two years' notice to you. During the period from the date such notice is deemed given to the date of termination, IMIC shall continue to pay to you compensa-tion at a rate equal the sum of (i) to the greater of your then Base Compensation at the dated that notice of termination is deemed given or at the date the Change of Control Event occurred and (ii) the greater of the maximum Incentive Compensation you could earn in the Fiscal Year in which the notice of termination is deemed given or you could earn in the Fiscal Year in which the Change of Control Event occurred and continue to pay or provide you with your executive employee benefits and expenses. IMIC shall designate in such notice of termination either that it wishes you to continue to render services or that it releases you from any further obligation to render services pur-suant to this Employment Agreement. If IMIC wishes you to continue to render services, you must notify IMIC within 10 days of the date such notice is deemed given as to whether you will do so or that you will cease rendering services on a date you determine which is not more than 30 days after the date of your notice. In the event IMIC sends you a notice of termination, IMIC can remove you from your position as a corporate officer. The payment of compensation and executive employee benefits shall continue irrespective of your death or your incurring a Disability or becoming Disabled (as those terms are defined in Section 3.6.d) as applicable.

                  3.1.c. For purposes of this Employment Agreement:

                  3.1.c.1. Change of Control Event shall mean any one of the following: (a) Continuing Directors no longer constitute at least a majority of the IMIC Board of Directors, (b) on and after the date of this Employment Agreement any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934), together with its affiliates, become the beneficial owner, directly or indirectly, of at least 40% of IMIC's then outstanding Common Stock, (c) the approval by IMIC's shareholders of the merger or consolidation of IMIC with any other corporation, the sale of substantially all of the assets of IMIC, or the liquidation or dissolution of IMIC, unless, in the case of a merger or consolidation, the incumbent Continuing Directors in office immediately prior to such merger or consolidation will constitute at least a majority of the directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined In Rule 12b-2 under the Securities Exchange Act of 1934) of such corporation, and such surviving corporation (and such parent, if any) shall have at least five directors, or (d) at least a majority of the incumbent Continuing Directors in office immediately prior to any other action proposed to be taken by IMIC's shareholders or by IMIC's Board of Directors determines that such proposed action, if taken, would constitute a Change of Control of IMIC and such proposed action is taken thereafter.

                  3.1.c.2. Continuing Director shall mean any individual who is a member of IMIC's Board of Directors on April 30, 1997, or who thereafter is designated (before such person's initial election as a director) as a Continuing Director by a majority of the then Continuing Directors.

             3.2. Voluntary Termination by You.

                  3.2.a. You may terminate the term of this Employment Agreement upon one year's notice to IMIC.

                  3.2.b.1.    If you give notice of termination prior to
a Change of Control Event, during the period from the date of notice is deemed given to the date of termination, IMIC shall pay to you compensation at a rate equal to the average of the sum of the Base Compensation and Incentive Compensation paid to you with respect to the two Fiscal Years ended prior to date the notice of termination is deemed given (provided that if you give such notice in the Fiscal Year ending April 30, 1998, the amount shall be at a rate equal to your Base Compensation and Incentive Compensation for the Fiscal Year ending April 30, 1997) and continue to pay you your executive employee benefits and expenses, provided that if IMIC releases you from any further obligation to render services pursuant to this Employee Agreement, the compensation, executive employee benefits and expenses payable by IMIC to you or for you pursuant to this Section 3.2 shall be reduced by the compensation, benefits and expenses payable to you or for you by another employer or by the equivalent value of services you render for your own activity. In the event that you send such notice, IMIC can remove you from your position as a corporate officer. The payment of compensation and executive employee benefits shall continue irrespective of your death or your incurring a Disability or becoming Disabled (as those terms are defined in Section 3.6.d) as applicable.

                  3.2.b.2.    If you give notice of termination
subsequent to a Change of Control Event, during the period from the date of notice is deemed given to the date of termination, IMIC shall pay to you com-pensation at a rate equal to (a) the greater of your Base Compensation at the date your notice of termination is deemed given or on the date of the Change of Control Event occurred plus (b) the greater of the maximum Incentive Compensation you could earn in the Fiscal Year in which the notice of termination is deemed given or you could earn in the Fiscal Year in which the Change of Control Event occurred, and continue to pay you your executive employee benefits and expenses. In the event that you send such notice, IMIC can remove you from your position as a corporate officer. The payment of compensation and executive employee benefits shall continue irrespective of your death or your incurring a Disability or becoming Disabled (as those terms are defined in Section 3.6.d) as applicable.

             3.3. Retirement.

                  The term of this Employment Agreement shall terminate automatically on the last day of the month during which you reach your agreed retirement age which is presently 63 and which will become 62 years on February 13, 1998, 61 years on February 13, 1999, and 60 years on February 13, 2000.

             3.4. Termination by IMIC for Cause.

                  3.4.a. IMIC shall have the right to terminate your employment under this Employment Agreement at any time upon a determination by IMIC to dismiss you for Cause. Upon such termination for Cause, IMIC's sole obligation shall be to pay you any amounts due under Sections 2 and 3 which are earned but unpaid as of the date of the termination.

                  3.4.b. For purposes of this Employment Agreement, Cause means willful and gross misconduct on your part that is materially and demonstrably detrimental to IMIC or the commission by you of one or more acts which constitute an indictable crime under the laws of any jurisdiction, as determined in good faith by a written resolution duly adopted by the affirma-tive vote of a majority of all of the directors then serving on the Board at a meeting duly called and held for that purpose after reasonable notice to you and opportunity for you and your counsel to be heard.

             3.5. Death.

                  Upon your death during your employment under this Employment Agreement, this Employment Agreement shall terminate and all obligations of IMIC under this Employment Agreement shall terminate simultaneously therewith, except that IMIC shall pay to your designated beneficiaries, or if no beneficiaries are designated, then to your Estate, any amounts under Sections 2 and 3 which are earned but unpaid as of the date of your death.

             3.6. Disability.

                  3.6.a. In the event you incur a Disability as defined in Section 3.6.d during the term of this Employment Agreement, IMIC shall continue to pay you during the period of such Disability and, if you become Disabled, for a period of 12 months from the date that you become Disabled irrespective of your death after you become Disabled your Base Compensation and Incentive Compensation as last determined by the Board reduced by the gross amount payable as a result of such Disability under any disability or salary continuation policy or plan the cost of which is paid by the IMIC Group.

                  3.6.b. During the period set forth in Section 3.6.a until your death, IMIC shall continue your executive employee benefits and expenses set forth in Sections 2.3 and 2.4 as in effect at the first day that you incurred the Disability.

                  3.6.c. If you become Disabled, (i) IMIC can remove you from any positions you hold and (ii) unless notice of termination was given prior to the date you incurred Disability, the provisions of Sections 3.1 and
3.2 shall no longer apply, provided that neither IMIC nor you shall be relieved of any other obligations under this Employment Agreement.

                  3.6.d. For purposes of this Employment Agreement, Disability shall mean that you are unable to substantially carry out your obligations under this Employment Agreement because of psychological, emotional, or physical reasons and Disabled shall mean that your Disability has continued for a period of 90 consecutive days or for an aggregate of 120 days during any period of 360 consecutive days.

             3.7. Automobile.

                  Within 30 days following the last day that you render services as an employee to IMIC under this Employment Agreement or the date on which you became Disabled, you or your Estate shall have the right to elect to purchase from IMIC the automobile then supplied to you by IMIC, if any, at the value therefor on IMIC's books at such time. Payment shall be made in cash on the 30th day after such election.

          4. Trade Secrets, Non-Competition, Non-Interference, and Non-Disparagement.

              4.1. Trade Secrets.

                    You acknowledge that: (a) your employment by IMIC throughout the term of this Employment Agreement and prior thereto will bring and has brought you into close contact with many confidential affairs of the IMIC Group, (b) the business of the IMIC Group is conducted throughout Sweden, the United States, and elsewhere and competes with similar businesses of other organizations, (c) the IMIC Group carries on substantial promotional, marketing, and/or sales activities throughout Sweden, the United States, and elsewhere, and (d) the covenants contained in Sections 4.2, 4.3, and 4.4 of this Employment Agreement are specific inducements by you to IMIC in connection with the execution of this Employment Agreement.

               4.2. Non-Competition.

                    In recognition of the provisions of Section 4.1 and as consideration for your continued employment by IMIC, the payment by IMIC to you of compensation, and IMIC providing you with benefits, you agree that:

                    4.2.a.    While you are performing services for the
IMIC Group pursuant to this Employment Agreement, and at all times thereafter, you shall not disclose, communicate, or divulge to any person (other than to officers, directors, or employees of the IMIC Group whose duties require such knowledge) or use for your personal benefit or for the benefit of anyone other than the IMIC Group any trade secrets, specifications, sales plans, programs, research, or other confidential information employed in or proposed to be employed in the business of the IMIC Group and its subsidiaries which comes to or came to your knowledge in the course of or by reason of your employment by IMIC or your performance under this Employment Agreement.

                    4.2.b.i.       While you are performing services for the
IMIC Group pursuant to this Employment Agreement, and, in the event that your employment pursuant to this Employment Agreement terminates pursuant to Sections 3.1, 3.2, 3.3, or 3.4, during the period that you receive compensation from IMIC pursuant to any of those Sections and thereafter for so long as IMIC continues to pay you in accordance with its payroll practices, but for not more than the 12 month period beginning on the date of termination, compensation at a rate determined in accordance with Section 4.2.b.ii, you shall not directly or indirectly enter into or in any manner take part as an employee, agent, independent contractor, consultant, owner, sole proprietor, partner, joint venturer, member, officer, director, or shareholder or take part in any other capacity in, for, or with any person, firm, corporation, association, or business enterprise, or in any manner render any assistance to any business or endeavor, whose business activities are the same, similar to, or competitive with any part of the business which is conducted by the IMIC Group during the course of your employment by IMIC prior to and pursuant to this Employment Agreement in Sweden, the United States, or in any territory, possession, or foreign country, provided that the provisions of this Section 4.2.b shall not preclude you from ownership, as an investor, of less than 5% of the stock of a publicly owned company which engages in such business activities.

                    4.2.b.ii. The rate of compensation referred to in
Section 4.2.b.i until a Change of Control Event shall be equal to the average of the sum of your Base Compensation and Incentive Compensation for the two Fiscal Years ended prior to the last day you rendered services to IMIC, provided that if you last rendered services in the Fiscal Year ending April 30, 1998, the amount shall be at a rate equal to your Base Compensation and Incentive Compensation for the Fiscal Year ending April 30, 1997, and after a Change of Control Event shall be equal to (a) the greater of your Base Compensation at the date a notice of termination is deemed given or the date the Change of Control Event occurred plus (b) the greater of the maximum Incentive Compensation you could earn in the Fiscal Year in which the notice of termination is deemed given or that you could earn in the Fiscal Year in which the Change of Control Event occurred.

                    4.2.b.iii.     In the event IMIC determines to pay you
for the 12-month period referred to in Section 4.2.b.i, it shall do so for minimum period of 3 months, and it shall give you notice not later than 15 days prior to the beginning of the initial and each 3-month period thereafter that it is invoking the provisions of Section 4.2.b.i and that it will compensate you accordingly.

               4.3. Non-Interference.

                    Upon the termination of your services for IMIC under this Employment Agreement, until the one year anniversary date of such termination, neither you nor any person, firm, corporation, association, or business enterprise with which you are affiliated as an employee, agent, independent contractor, consultant, partner, joint venturer, member, officer, director, or shareholder shall directly or indirectly induce or attempt to induce any employee of the IMIC Group to terminate or alter his or her employment relationship with the IMIC Group, or directly or indirectly hire any person who is or had been employed by the IMIC Group.

               4.4. Non-Disparagement.

                    During the term of your employment pursuant to this Employment Agreement and thereafter, (a) you shall not directly or indirectly disparage the name, reputation, products, or services of any member of the IMIC Group and (b) IMIC shall not, directly or indirectly, disparage your name or reputation.

               4.5. Additional Provisions.

                    4.5.a.    In the event that the provisions of
Sections 4.2, 4.3, or 4.4 should be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, any court of competent jurisdiction is, or the Arbitrators appointed in accordance with the provisions of Section 5 are, hereby authorized, requested, and instructed to reform such sections consistent with the intent of Sections 4.2, 4.3, or 4.4 to provide for the maximum restraints upon (i) your activities (including, but not limited to, time, geographic area, employee solicitation, and dis-paragement) and (ii) with respect to Section 4.4, IMIC's activities, which may then be legal and valid.

                    4.5.b.    You and IMIC agree that violation by you
of the provisions of Sections 4.2, 4.3, or 4.4 or by IMIC of the provisions of
Section 4.4 will cause irreparable injury to the other for which any remedy at law would be inadequate, and that the injured party shall be entitled in any court of law or equity or in any arbitration proceeding in accordance with
Section 5, whichever forum is designated by the injured party, to temporary, preliminary, permanent, and other injunctive relief against any breach of the provisions contained in such sections, and such punitive and compensatory damages as shall be awarded. Further, in the event of a violation of the provisions of Sections 4.2, 4.3, or 4.4, (i) the period of non-competition, employee non-interference, or non-disparagement referred to therein shall be extended for a period of time equal to that period beginning on the date when such violation commenced and ending when the activities constituting that violation shall be finally terminated and (ii) IMIC shall have the right to suspend your compensation and benefits and payments made pursuant to Section 4.2.b until the activities constituting that violation shall be finally ter-minated.

          5.   Arbitration and Jurisdiction.

               5.1. Arbitration.

                    Except as otherwise alternatively provided in Section
4.5 relating to the reformation of the non-competition, employee non-interference, and non-disparagement provisions and obtaining injunctive relief, any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration by one Arbitrator in New York, New York, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

               5.2. Consent to Jurisdiction.

                    Each of you and IMIC hereby consents to the jurisdiction of the Supreme Court of the State of New York for the County of New York and the United States District Court for the Southern District of New York for all purposes in connection with (a) the arbitration referred to in
Section 5.1 and (b) this Employment Agreement, and further consents that any process or notice of motion in connection therewith may be served by certified or registered mail or by personal service in accordance with the provisions of
Section 6, within or without the State of New York, provided a reasonable time for appearance is allowed.

          6.   Notice.

               All notices provided for in this Employment Agreement shall be in writing and shall be given by registered or certified mail, return receipt requested, and by regular mail, both with postage prepaid, or personally delivered, to the addresses set forth below, and shall be deemed given when sent.

              The addresses referred to above are:


              Your address:    151 Shore Road
                               Greenwich, Connecticut 06830.

              IMIC:            c/o Industri-Matematik AB
                               Kungsgatan 12-14
                               S-111 43 Stockholm, Sweden
                               Attn: Lars-Goran Peterson,
                                           Vice President

              With a copy to:  Tannenbaum Dubin & Robinson, LLP
                               1140 Avenue of the Americas
                               New York, New York 10036
                               Attn: Marvin S. Robinson, Esq.

               Either you or IMIC at any time may give notice of another address in accordance with the provisions of this Section 6.

          7.   Governing Law, Amendment, and Binding Effect, etc.
               This Employment Agreement (a) shall be governed by and construed in accordance with the laws of the State of New York as if it were an agreement made and to be performed entirely within such State, (b) may not be modified or amended except by a writing signed by each of IMIC or its suc-cessors and you, (c) may not be assigned by IMIC or by you, (d) shall be binding upon each of IMIC and its successors and you and your distributees, personal representatives, executors, and administrators, and (e) contains the entire agreement and understanding between IMIC and you with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings, written or oral, between IMIC and you with respect to the subject matter of this Employment Agreement.

         8.   Withholding; Mitigation of Damages.

              8.1. IMIC, to the extent permitted by law, shall have the right to deduct from any payment or benefit of any kind otherwise due to you under this Employment Agreement any taxes of any kind required to be withheld.

              8.2. Except as provided in Sections 3.1, 3.2, and 3.6.a, all payments and benefits to which you are entitled under this Employment Agreement shall be made and provided without offset, deduction, or mitigation on account of income you may receive from other employment or otherwise.

    If the foregoing correctly sets forth our agreement, please execute and return the enclosed copy of this letter.

                         Sincerely,

                         INDUSTRI-MATEMATIK INTERNATIONAL CORP.


                         By: /S/ LARS-GORAN PETERSON
                             ------------------------------------
                              Lars-Goran Peterson, Vice President
ACCEPTED AND AGREED:
/S/ STIG DURLOW
-----------------------
    Stig Durlow